Exhibit 99.1

News Release

Contact: Greg Smith

Director of Investor Relations and

Corporate Communications

281-752-1240

BPZ Energy Provides Quarter Ended March 31, 2010 Financials and Operations Update

HOUSTON—May 10, 2010— BPZ Resources, Inc., d/b/a BPZ Energy, (NYSE:BPZ) announces financial and operating results for the first quarter ended March 31, 2010.  For the first quarter the Company reported operating income of $1.3 million and net loss of $1.8 million or $0.02 per share.  In addition, the Company had earnings before interest, income tax, depreciation and amortization (EBITDAX; see the reconciliation and rationale for this non-GAAP measure below) of $10.8 million for the first quarter ended March 31, 2010.  The table below illustrates the Company’s Consolidated Statements of Operations for the first quarter ended March 31, 2010 and 2009.

BPZ Resources, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands)

	Three Months Ended March 31,
	2010	2009

Revenue	$24,045	$13,225

Operating and administrative expenses:
Lease operating expense	4,764	3,978
General and administrative expense	8,026	8,483
Geological, geophysical and engineering expense	501	347
Depreciation, depletion and amortization expense	9,489	7,878

Total operating expenses	22,780	20,686

Operating income (loss)	1,265	(7,461)

Other income (expense):
Income (expense) from investment in Ecuador property, net of amortization	(47)	(47)
Interest expense	(1,940)	—
Interest income	64	25
Other income (expense)	6	(772)

Total other income, net	(1,917)	(794)

Loss before income taxes	(652)	(8,255)

Income tax expense (benefit)	1,122	(1,207)

Net loss	$(1,774)	$(7,048)

Basic and diluted net loss per share	$(0.02)	$(0.08)
Weighted average common shares outstanding	115,224	88,620

Quarter Ended March 31, 2010

Production and Revenue

For the first quarter ended March 31, 2010 the Company’s oil production and sales were approximately 458.6 MBbls and 343.3 MBbls, respectively, resulting in $24.0 million in revenue compared to oil production and sales during the first quarter of 2009 of approximately 355.2 MBbls and 330.8 MBbls, respectively, which resulted in revenue of $13.2 million.  The increase in net revenue is due to an increase of $30.07, or 75%, in the average per barrel sales price received as well as an increase of 12 MBbls of oil sold.  During the first quarter of 2010, oil prices remained consistent at $70 - $80 per barrel, significantly higher than the lower prices during the first quarter of 2009 which ranged from $39 -$51 per barrel.

Lease Operating

For the first quarter ended March 31, 2010, lease operating expenses (LOE) was $4.8 million ($13.88 per Bbl).  This represents a $0.8 million increase from $4.0 million ($12.02 per Bbl) the first quarter 2009.  The increase in cost is comprised of increased maintenance and repairs for marine vessels of $0.3 million, $0.2 million of increased contract pumping and processing fees, $0.1 million of increased insurance costs, and $0.2 million of increased oil transportation costs compared to the same period in 2009.  The reason for the increased costs and per barrel lease operating expenses is due to the increase in the number of wells and fields in 2010 compared to that of 2009.

General and Administrative

For the first quarter ended March 31, 2010 and 2009, general and administrative (G&A) expenses were $8.0 million and $8.5 million, respectively.  Included in G&A for the quarter ended March 31, 2010 and 2009 is stock-based compensation expense of $1.9 million and $3.3 million, respectively.

General and administrative expense for the first quarter March 31, 2010 was $6.1 million, excluding stock-based compensation, compared to $5.2 million for the previous year.  The $0.9 million increase is due to $0.6 million of increased profit sharing expense and increased salary and salary related expenses.

Stock-based compensation of $1.9 million is lower than the same quarter ended 2009, $3.3 million, primarily due to the vesting of the majority of awards granted in 2007 and 2008, which were granted at a time which the grant date fair value was higher due to the higher price of our common stock.  As the majority of these awards have vested by the end of January 2010, the expense for the three months ended March 31, 2010 is less than the expense for the same period in 2009.

Geological, geophysical and Engineering

For the first quarter ended March 31, 2010, geological, geophysical and engineering expenses (GGE) increased $0.2 million to $0.5 million compared to $0.3 million for the same period in 2009.  The increase of $0.2 million is due to increased laboratory and consulting costs as a result of more environmental impact studies performed on Blocks XIX, XXII and XXIII in the current year compared to the activities of the prior year.

Depreciation, Depletion and Amortization

For the first quarter ended March 31, 2010 and 2009, depreciation, depletion and amortization expense was $9.5 million and $7.9 million, respectively.  The increase in depreciation depletion and amortization expense is due to increased depletion expense as a result of a reduction in the proved reserve base in 2009.

Other Income and (Expense)

For the first quarter ended March 31, 2010, Other Income and (Expense) was approximately $1.9 million compared to $0.8 million during the first quarter ended March 31, 2009.  The increase is due to the recognition of interest expense in 2010 related to the convertible debt, net of capitalized interest.

Income Tax

For the first quarter March 31, 2010, the Company recognized an income tax expense of approximately $1.1 million on a net loss before income tax of approximately $0.7 million.  For the same period in 2009, the Company recognized an income tax benefit of approximately $1.2 million on a net loss before income tax of approximately $8.3 million.  The difference between the effective tax rate recognized and the 22.0% statutory rate as promulgated under the Block Z-1 License Contract is largely due to:

•                  Changes in the Company’s 100% allowance on its net operating losses generated in the United States - A valuation allowance for the full amount of the domestic deferred tax asset resulting from the income tax benefit generated from net losses in the U.S., as the Company believes, based on the weight of available evidence, that it is more likely than not that the deferred tax asset will not be realized prior to the expiration of net operating loss carry-forwards in various amounts through 2028.

•                  Stock compensation expense, intercompany expenses and other expenses incurred in the U.S. that are not deductible in Peru.

For 2010, those differences caused the Company to be in a taxable position even though the Company incurred a net loss for the quarter.

Liquidity, Capital Expenditures and Capital Resources

Liquidity

At March 31, 2010, the Company had cash and cash equivalents of $131.2 million and current accounts receivable related to its March 2010 oil sales of $10.9 million, all of which was collected in early April 2010.  In addition, there was $28.1 million in Value Added Tax receivable which will be collected over time as oil sales are invoiced.

Capital Expenditures

The Company reported total capital expenditures of approximately $40.7 million for the first quarter ended March 31, 2010.

•                  $15 million and $10.4 million for quarter ended related to drilling costs associated with the Corvina and Albacora fields, respectively;

•                  $4.6 million for the quarter related to the purchase of equipment related to the Don Fernando barge which will serve as the Company’s construction and tender assist vessel;

•                  $2.7 million during the first quarter as a result of the GE turbine payments related to the Company’s gas-to-power project;

•                  $0.3 million for upgrades to its existing platforms as well as incurred costs toward the construction of new platforms;

•                  $1.5 million in equipment for its production facilities at the A platform in Albacora as well as at the CX-11 platform in Corvina;

•                  $0.2 million for the purchase of machinery and equipment used in operations in Peru;

•                  $0.1 million for the Caleta La Cruz dock refurbishment;

•                  $3.6 million in assets in transit;

•                  $0.4 million in furniture and improvements related to the new offices in Peru;

•                  $0.1 million related to the asset retirement obligation for the CX11-17D well; and

•                  The Company capitalized approximately $1.8 million for the quarter as a result of capitalized interest and capitalized depreciation on support equipment.

The Company budgeted $200 million for 2010 capital expenditures.  Included in this amount is $35 million for scheduled payments related to three LM6000 gas-fired turbines for the Company’s planned gas-to-power project and $18 million in seismic acquisition cost that will be expensed under the Successful Efforts Method of Accounting for oil and gas.

Capital Resources

$170.9 Million Convertible Notes due 2015

During the first quarter ended March 31, 2010, the Company closed on the private offering of $170.9 million convertible notes due 2015 (the “2015 Convertible Notes”).  The 2015 Convertible Notes are comprised of the initial $140 million of 2015 Convertible Notes sold in the initial private offering, the exercise of a 30- day option to purchase an additional $21.0 million of 2015 Convertible Notes, and International Finance Corporation’s (“IFC”) election to participate in the offering for an additional $9.9 million of 2015 Convertible Notes, bringing the total proceeds of the private offering to $170.9 million.  The convertible notes were sold to an initial purchaser who then sold the notes to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933.   The $170.9 million of convertible notes were issued pursuant to an indenture dated as of February 8, 2010, between the Company and Wells Fargo Bank, National Association, as trustee (“the Indenture”).  The notes are convertible into up to 23,890,081 shares of BPZ common stock, subject to potential New York Stock Exchange restrictions.  Net proceeds from the sale of the 2015 Convertible Notes, after deducting the discounts and commissions and any offering expenses payable by the Company, were approximately $165.4 million.  The initial purchaser received commissions of approximately $5.5 million in connection with the sale of the Notes.  The Company intends to use the net proceeds for general corporate purposes, including without limitation, capital expenditures and working capital, reduction or refinancing of debt, or other corporate obligations.

As a result of the Company’s adoption of the new accounting standard for convertible debt that may be settled in cash upon conversion, it is required to separately account for the liability and equity components in a manner that reflects  the Company’s nonconvertible borrowing rate when interest cost is recognized in subsequent periods.  The value assigned to the liability component is determined by measuring the fair value of a similar liability that does not have an equity conversion feature. The value assigned to the equity component is determined by deducting the fair value of the liability component from the initial proceeds.  The excess of the principal amount of the liability component over its carrying amount (the non-cash discount) is amortized to interest cost using the effective interest method over the term of the debt agreement.  In addition Transaction costs incurred that directly relate to the issuance of convertible debt instruments must be allocated to the liability and equity components in proportion to the allocation of proceeds and accounted for as debt issuance costs and equity issuance costs, respectively.  The accounting standard requires retrospective restatement of all periods presented back to the date of debt issuance with a cumulative effect of the change in accounting principle on all prior periods being recognized as of the beginning of the first period.

The Company estimates its nonconvertible borrowing rate at the date of issuance of its 2015 Convertible Notes to be 12%.  The 12% nonconvertible borrowing rate represents the borrowing rate of similar companies with the same credit quality as the Company and was obtained through a quote from the initial purchaser. Using the income method and discounting the principle and interest payments of the 2015 Convertible Notes using the 12% nonconvertible borrowing rate, the Company estimates the fair value of the $170.9 million 2015 Convertible Notes to be approximately $136.3 million with the discount being approximately $34.6 million.  The discount will be amortized as non-cash interest expense into income over the life of the notes using the interest method.  In addition the Company plans to record approximately $4.4 million of the $5.5 million of fees and commissions as debt issue costs that will be amortized over time using the interest method as interest expense.  The remaining $1.1 million of fees and commissions will be treated as an original issue discount against the value of the equity component.  The Company estimates the cash payments related to the 2015 Convertible Notes, assuming no conversion, for the years ended 2010, 2011, 2012, 2013, 2014 and thereafter to be approximately $6.4 million, $11.1 million, $11.1million, $11.1million, $11.1million and $176.5 million, respectively

Reserve-Based Credit Facility

In July 2009, the Company, through its subsidiary, BPZ E&P, had secured formal commitments for a $70.0 million reserve based credit facility, including $15.0 million previously received under the IFC Facility.

During the first quarter ended March 31, 2010, the Company, through its subsidiary, BPZ E&P, elected to terminate negotiations on the previously announced $55.0 million portion of the reserve based credit facility.  With the proceeds from the 2015 Convertible Notes offering, the termination of these negotiations is not expected to impact the Company’s ability to undertake its 2010 capital expenditures program, including drilling and continued development of the Corvina and Albacora fields as well as payments due under the GE turbine purchase agreement.

Gas-to-Power Project

The Company currently estimates the gas-to-power project will cost approximately $150.0 million, excluding 19% value-added tax which will be recovered via early recovery and/or future revenue billings.  The $150.0 million includes $130.0 million for the estimated cost of the power plant and $20.0 million for the estimated cost of the construction of the natural gas pipeline. While, the Company has identified and held discussion with several potential joint venture partners for the gas-to-power project in an attempt to secure additional equity for the project, the Company has not entered into any definitive agreements with a potential partner.  In the event the Company is able to reach agreement with a potential joint venture partner, it may only retain a minority position in the project.  However, the Company expects to retain the responsibility for the construction of the pipeline as well as retain ownership of the pipeline.  If the Company is unable to reach agreement with a potential partner, it is planning to continue moving the project forward to completion by continuing its efforts to identify and secure the additional financing necessary.  Additionally in March 2010 the Company made a progress payment of $2.5 million on the GE turbines required for the project.  Failure to make any of the remaining progress payments in full would result a charge-off of all of the previously made progress payments.

Reconciliation non-GAAP measure

The table below represents a reconciliation of EBITDAX to comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America.

	Three Months Ended March 31,
	2010	2009
	(in thousands)
Net loss	$(1,774)	$(7,048)
Income tax expense (benefit)	1,122	(1,207)
Interest expense	1,940	—
Depreciation, depletion and amortization expense	9,489	7,878
Earnings (Loss) Before Interest, Income Taxes, Depreciaiton, Amortiziation and Depletion (a)	$10,777	$(377)

(a) Earnings before Interest, Income taxes, Depreciation, Amortization and Depletion (“EBITDAX”) is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements.  “GAAP” refers to generally accepted accounting principles in the United States of America.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company’s financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Pursuant to the requirements of Regulation G, whenever the Company refers to a non-GAAP financial measure, it also present the most directly comparable financial measure and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure and such comparable GAAP financial measure.  Management believes that EBITDA may provide additional helpful information with respect to the Company’s performance or ability to meet its debt service and working capital requirements.

Resolution of SEC Comments

In connection with a registration statement filed on October 21, 2009 to register shares issued to IFC in a private transaction, the Company received comments from the SEC pertaining to its registration statement, Form 10-K for the year ended December 31, 2008, Definitive Proxy Statement filed on April 30, 2009, and Form 10-Q for the period ended September 30, 2009 and the related earnings press release.  In general, the pending questions or comments from the SEC relate to: (i) clarifications in several of the Company’s disclosures; (ii) the basis for the assumptions underlying the SEC oil reserves reported for 2008 in light of actual production performance in 2009; (iii) the reasons for the 2009 production fell short of 2008 projections; (iv) the consideration given to the reasonable certainty of the assumptions underlying the SEC oil reserves and the related accounting reported in the financial statements; and (v) how the Company is taking into consideration certain items and uncertainties for its 2009 reserves report.  The Company promptly responded to the SEC’s requests and, where appropriate, made clarifications to its disclosures, none of which are believed to be material in light of all of the disclosures and risk factors provided in its public filings to date. On April 14, 2010, the SEC notified the Company that they had no further comments at that time.

Extended Well Testing Program

On January 25, 2010, the Company applied for an extended well testing (EWT) permit in Corvina for the first five wells, not including the CX11-19D and CX11-17D wells, as it believes it is necessary to continue gathering data to fully understand the drive mechanisms that are present in Corvina.  On March 23, 2010, the Company received a decision from the Hydrocarbons General Bureau (DGH), the division of the Ministry of Energy and Mines in charge of hydrocarbons activities in Peru, regarding its previously submitted application for EWT on the Company’s first five oil wells in the Corvina Field in offshore northwest Peru.  In its decision, the DGH approved the Company’s application to continue EWT until the first date of commercial production, currently set for May 31, 2010, subject to specific limits on the amount of natural gas flared from each of the first five Corvina wells. Due to delays in obtaining the necessary re-injection equipment, the Company does not expect to commence commercial production in Corvina by May 31, 2010. See “Corvina” below.

As a result of the natural gas flaring mitigation plan implemented by the Company based on the limits imposed by the DGH on the five original wells, the wells together produced at a rate of approximately 900 Bopd at the end of the first quarter reflecting a restriction in potential production of approximately 35%.  These restricted flow conditions due to gas flaring limitations could be lifted once gas reinjection equipment becomes available at the CX-11 platform.

Corvina

The CX11-22D well is taking slightly longer than expected as the Company has prepared this well for water reinjection in the future.  The Company successfully completed tests on the well for water reinjection in preparation for the transition from exploration to commercial production.  The Company is completing this well and expects to begin testing operations soon.  Once the 22D well is completed, the Company plans to spud the 23D from the same platform.

As noted above, the Company initially planned to have the needed gas and water reinjection facilities at the CX-11 platform by May 31, 2010.  However, it has learned that certain pieces of equipment required for the gas reinjection will be delayed.  The Company will apply to the proper authorities for an extension of the May 31, 2010 date to be able to maintain testing and related production from the wells in Corvina; however, no assurance can be given that such extension will be awarded.  Depending on the extent of the delay, the Company plans to use the additional time to drill one or two more wells from the CX-11 platform after the current well, the CX11-22D, is completed.

Albacora

The Company executed the agreement with Perupetro setting forth the fiscalization procedure to be used for the payment of royalties corresponding to the oil from Albacora.  With this agreement, the Company should be able to execute its first Albacora oil sales contract with the local refinery.

The Company completed repairs on one of the main beams at the “A” platform that appears to have been bent during drilling of the A-15D well, which caused the damage to the casing in the well forcing its abandonment.  The Company began drilling the A-16D well to follow the same trajectory and target the same location as the A-15D well.  The Company encountered obstructions consisting of large amounts of metal debris in the seabed under the platform.  The existence of the debris was previously unknown to the Company and has presented a serious enough obstacle for the Company to abandon operations on the A-16D.  The Company is thoroughly cleaning the sea bed around the platform and is in the process of skidding the rig to a new slot to drill our second Albacora oil producing well.

Manolo Zúñiga, President and Chief Executive Officer commented “We doubled total production in the quarter as compared to fourth quarter 2009.  Recently we reached cumulative production from Block Z-1 of just over 2.5 million barrels of oil.  The impact of the last three completed wells is reflected by the fact that they have contributed approximately 21% of that total cumulative production.  However as we transition from exploration to commercial production in Corvina, and continue developing the Albacora field, we may see fluctuations in production.  Once the reinjection equipment is in place and commissioned, it should enable us to optimize oil production from the CX-11 platform.”  Mr. Zúñiga continued “We are working several fronts to finance the gas to power project.  This project is strategically important to the Company as it provides flexibility in our field operations, will allow us to recognize our tested natural gas, and provides a means to test future onshore wells, in particular the ones targeting the Mancora gas play, thereby hopefully avoiding potential long term gas flaring issues.”  Mr. Zúñiga concluded “We continue bringing additional expertise to the Company as necessary to continue proving up and developing our oil and gas potential.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.2 million acres in four properties in northwest Peru. It also owns a minority working interest in a producing property in southwest Ecuador. The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy. The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “indicate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward looking statements.  Such uncertainties include the success of our project financing efforts, accuracy of well test results, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, and the successful management of our capital expenditures, and other normal business risks.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.